EXHIBIT 15.1

Former TUMI Executive Mike Mardy Joins True Leaf Board of Directors

C-level executive brings financial, retail and manufacturing expertise to help guide corporate growth and global operations

VERNON, British Columbia, Sept. 23, 2019 (GLOBE NEWSWIRE) -- True Leaf Brands Inc. (“True Leaf” or the “Company”) (CSE: MJ) (OTCQX: TRLFF) (FSE: TLA) today announced the appointment of Mike Mardy, CPA, to its Board of Directors as an independent member.

Mr. Mardy most recently served as Executive Vice President, Chief Financial Officer, and as a Director of Tumi Holdings, Inc. (“Tumi”), a retailer of luxury luggage and travel accessories. He is credited as a key contributor to Tumi’s successful 2012 IPO and subsequent merger with Samsonite, the world’s largest luggage brand. Prior to joining Tumi, he served as Executive Vice President and Chief Financial Officer of Keystone Foods LLC, a global food products manufacturer. Previously, he held senior-level financial positions with Nabisco, Inc., a leading U.S. cookie and cracker manufacturer.

Mr. Mardy currently serves as a Director of top fashion retail brands Vince Holdings and Lulus.com. In the past, he served as a Director for several publicly traded companies, including DAVIDsTEA, Green Mountain Coffee Roasters, and Modus Link Global Solutions. He also previously served on the New York Stock Exchange (NYSE) Advisory Board.

“We are excited to welcome Mike to our Board of Directors at this important stage in True Leaf’s development,” said Darcy Bomford, Founder and Chief Executive Officer of True Leaf. “Mike brings valuable leadership experience from some of the world's largest retail and consumer packaged goods companies. We look forward to his contributions in guiding True Leaf as we continue to strengthen our global competitive position, including his M&A expertise as we evaluate potential joint ventures and complementary acquisition opportunities in the pet health space.”

Mr. Mardy is a member of the Financial Executives Institute, the National Association of Corporate Directors, The American Institute of Certified Public Accountants, and the New Jersey Society of Certified Public Accountants. He is a graduate of Princeton University and received an MBA from Rutgers University.

“I am excited about joining True Leaf’s Board,” stated Mr. Mardy. “I look forward to working with my fellow Board members to help drive the Company’s growth and position it for long-term success.”

Mr. Mardy’s appointment expands the Board to five members, including Chairman Mike Harcourt, Vice-Chair Jodi Watson, Darcy Bomford, and Sylvain Toutant. In conjunction with the new director appointment, Kevin Bottomley has stepped down from his position as Director.

“Kevin has made many valuable contributions as a Board member since we went public in 2015,” said Mike Harcourt, Chairman of True Leaf’s Board of Directors. “We thank Kevin for his years of service and wish him all the best in his future endeavors.”

About True Leaf Brands

True Leaf Pet Inc., a subsidiary of True Leaf Brands Inc., is a leading global pet care company. Inspired by the unconditional love our pets give us every day, we return that love through our wellness pet products which help maintain and protect the natural vitality of our pet companions. “Return the Love” is the purpose that drives our business and is at the heart of our values to bring happiness to pets and their owners.

True Leaf Cannabis Inc., also a subsidiary of True Leaf Brands Inc., is in the final stages of approval to become a licensed producer of cannabis in Canada. True Leaf Cannabis Inc. owns True Leaf Campus, an 18,000 square foot cannabis cultivation and production facility in Lumby, British Columbia.

www.trueleaf.com

Media Contact:

Paul Sullivan
Director, Public Relations
Paul@trueleaf.com
O: 604-685-4742
M: 604-603-7358

Investor Contact:

Phil Carlson / Scott Eckstein
KCSA Strategic Communications
pcarlson@kcsa.com / seckstein@kcsa.com
O: 212-896-1233 / 212-896-1210

Follow True Leaf
Twitter: @trueleafpet
Facebook: True Leaf Pet
Instagram: @trueleafpet

Forward-Looking Statements

This news release contains forward-looking statements and management may make additional forward-looking statements in response to your questions. Such written and oral disclosures are made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995 and True Leaf hereby claims such safe harbour protection for all forward-looking statements. True Leaf believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions; however, True Leaf’s actual results and performance and the value of its securities could differ materially from those set forth in the forward-looking statements due to the impact of many factors summarized in the "Risk Factors" section of True Leaf’s Offering Circular Form 1-A filed with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities and other discussions of risk factors contained in True Leaf’s periodic filings or supplements to the offering circular. True Leaf's Offering Circular Form 1-A can be found at ir.trueleaf.com. Forward-looking statements speak only as of the date they are made. True Leaf undertakes no obligation to update or revise any such information for any reason after the date of this presentation unless required by law.